EXHIBIT 10.15



                         RECKSON ASSOCIATES REALTY CORP.

                                       AND

                            METROPOLITAN PARTNERS LLC

                                November 20, 2002

Mr. Philip M. "Tod" Waterman III
120 East 87th Street
New York, New York 10128

                    RE:  Employment Agreement
                         --------------------

Dear Tod:

                  We are pleased to amend and restate your January 18, 1999 Employment Agreement, as supplemented by the agreement dated September 7, 2000 (collectively, the "Prior Agreement"), and continue your position as a Senior Vice President of Reckson Associates Realty Corp. (the "Company") and as a Managing Director of Metropolitan Partners LLC ("Metropolitan"). It is understood that your Managing Director position will be the senior executive position of Metropolitan or, if there is an acquisition, merger or other similar significant transaction, the co-senior executive position of Metropolitan for a transition period of not more than two years (and after such two year transition period, such position be the senior executive position of Metropolitan).

                  The terms of your employment are as follows:

                  EFFECTIVE DATE. You will begin working full-time at the Company and at Metropolitan pursuant to the terms and conditions of this agreement (this "Agreement") on January 1, 2003 (the "Effective Date").

                  TERM. The terms of your employment described in this letter will be effective on the Effective Date and applicable until December 31, 2006 and this Agreement shall supersede the Prior Agreement except as expressly set forth to the contrary herein. The parties may renew or extend the term of this Agreement upon the mutual written consent of the parties hereto. The initial term of this Agreement, as it may be so extended, is referred to herein as the "Employment Period".

                  DUTIES, RESPONSIBILITIES AND REPORTING RELATIONSHIPS. During the Employment Period, you will report to the Chief Executive Officer (or co-Chief Executive Officers) and the President (or co-Presidents) of the Company. You will have such duties and responsibilities as are customary for an executive in your position (including, but not limited to, annually approving the business plan for Metropolitan in Manhattan, New York), and you will devote substantially
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all of your business time and efforts (other than absences due to illness or vacation) to the performance of such duties.

                  PLACE OF PERFORMANCE. The principal place of performance of your duties will be the Company's executive offices in Manhattan, New York. You will be available at the Company's Melville, New York offices from time to time as reasonably requested by the Company.

                  BASE SALARY. Your base salary will be $400,000 per year ("Base Salary"). This salary will be payable in accordance with the Company's regular payroll practices and will be reviewed annually for increase, but not decrease. If your Base Salary is increased at any time during the Employment Period, such increased amount shall constitute your Base Salary for all purposes of this Agreement.

                  BONUS. You will be eligible to receive an annual cash bonus (a "Cash Bonus") in an amount determined by the Company's Compensation Committee based on the fiscal performance and prospects of the Company and your personal performance for such year. Notwithstanding the forgoing, your Cash Bonus for any specified year will not be less than $350,000, unless each individual holding an office of executive vice president of the Company, Chief Financial Officer of the Company or an office senior to any such position (each, an "Executive Officer" and, collectively, the "Executive Officers") receives an annual compensation bonus during such year that is less than 87.5% of such Executive Officer's annual base salary for such year (a "Low Bonus Condition"). If there is a Low Bonus Condition during any specified year, you will receive a Cash Bonus in an amount equal to (A) the greatest percentage of the annual compensation bonus awarded to any Executive Officer (determined as the aggregate amount of the annual compensation bonus paid to an Executive Officer for such specified year, divided by the aggregate base salary of such Executive Officer for such specified year), (B) multiplied by your Base Salary for such specified year. For the purpose of determining the amount of an annual compensation bonus paid to any Executive Officer during any specified year, the fair market value, determined in good faith by the Compensation Committee, of any consideration paid or delivered to such Executive Officer specifically in lieu of any cash bonus shall be included in the amount of such Executive Officer's annual compensation bonus. The term "annual compensation bonus" shall not include any one-time bonuses, special payments, payments for restrictive covenants or any other cash award for a specific purpose that is not compensation for the Executive Officer's performance during such year- for example, signing bonuses, severance bonuses, payments or recurring payments in consideration for a covenant to not compete or payments relating to loans or any forgiveness of loans.

                  LONG-TERM INCENTIVE COMPENSATION. You will be eligible to participate in the Long-Term Incentive Compensation Plan ("LTIP") that has been approved by the Company's Board of Directors; a general description of your Core Awards ("Core Awards") and Targeted Awards ("Special Awards") under the LTIP is attached hereto as Exhibit I.

                  EMPLOYEE BENEFIT PLANS. You will be eligible to participate in the Company's tax-qualified retirement plans and group health, life insurance and disability plans, subject to the

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terms of such plans. You also will be eligible to participate in all employee benefit plans generally made available to similarly situated senior executives.

                  VACATION DAYS. You will be entitled to 15 paid vacation days and five personal days per year, earned pro rata during each year. Such vacation and/or personal days may be taken in accordance with the Company's regular practices for similarly situated senior executives.

                  AUTOMOBILE ALLOWANCE. You will be entitled reimbursement of automobile related expenses commensurate with the kind and amount of such reimbursements to other Managing Directors, which in no event shall be less than $824 per month.

                  SICK DAYS. You will be entitled to paid sick days in accordance with the Company's regular practices for similarly situated senior executives.

                  REIMBURSEMENT OF BUSINESS EXPENSES. You will be entitled to incur reasonable business expenses in carrying out your duties and responsibilities under this Agreement, and the Company or Metropolitan (as applicable) will reimburse you for such expenses, subject to, and in accordance with, the terms and conditions of the Company's policy regarding such reimbursements as in effect from time to time.

                  OFFICE SPACE, SERVICES AND FACILITIES. You will be provided with such office space, services and facilities as are customarily provided by the Company and Metropolitan to similarly situated senior executives.

                  CERTAIN TERMS OF THE PRIOR AGREEMENT. The Company will continue to forgive the amount of your Tax Loans and Company Loans (each, as defined by and provided under the Prior Agreement) in accordance with the terms and conditions of the Prior Agreement, provided that any loans to be forgiven on or prior to March 1, 2003 shall be forgiven on the Effective Date, any Tax Loan to be made by the Company to you as a result of the forgiveness of a Company Loan on the Effective Date shall be made on or promptly after the Effective Date and you shall receive the stock of the Company to be released to you on such scheduled date of loan forgiveness on the Effective Date. The Company will continue to provide you with Tax Loans with respect to forgiveness of your Company Loans (including any such loans forgiven on the Effective Date) in accordance with the terms of the Prior Agreement.

                  TAX LOAN FORGIVENESS. All Tax Loans outstanding on the expiration of this Agreement shall be forgiven by the Company on January 1, 2007. Notwithstanding any provision of this Agreement to the contrary, the forgiveness of any Tax Loan contemplated by this Agreement shall not forgive any interest on such loan that was not paid by you as and when due.

                  TERMINATION OF EMPLOYMENT.

                  - FOR CAUSE OR WITHOUT GOOD REASON. If the Company or Metropolitan terminates your employment for Cause (as defined below) or you terminate your employment without Good Reason (as defined below), then, except as otherwise provided by applicable law or the terms of applicable benefit plans, you will not receive any compensation or benefits from


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the Company or Metropolitan (other than any accrued but unpaid Base Salary and any awarded but unpaid Cash Bonus) after the date of such termination. In addition, if the Company or Metropolitan terminates your employment for Cause, then (i) any Company Options (as defined by and awarded to you under the Prior Agreement and the Company's 1998 Stock Option Plan) that have not yet been exercised and any unvested Core Awards and unvested Special Awards will immediately be cancelled and forfeited, and (ii) any Tax Loans will immediately be due and payable. If you resign for any reason other than (A) your bonus for fiscal year 2002 is less than 100% of your base salary for such year and your resignation is tendered prior to March 31, 2003, (B) Good Reason, (C) a Post Acquisition Reason, or (D) an Unacceptable Bonus Payment, you agree that prior to terminating your employment, you will deliver to the Company notice (the "Resignation Notice") at least 90 days prior to the proposed effective date of such resignation. The Company shall have the right to terminate you on any date after such notice is delivered. Any such termination by the Company will not be deemed to be a termination of your employment by the Company without Cause (and the date of such termination shall be the date of your termination without Good Reason). Within 10 days after delivery of the Resignation Notice, the Company will notify you of the period it desires to continue your employment (which shall not expire later than the expiration of such 90 day period). Your employment shall be continued for such period unless the Company accelerates your termination date due to your performance being disruptive to the operations of the Company. The Restrictive Period (as defined below) shall be reduced by the number of days that you are still employed with the Company after delivery of the Resignation Notice.

                  - FOR DEATH OR DISABILITY. If the Company or Metropolitan terminates your employment for Disability (as defined below) or your employment terminates by reason of your death, then, as of the date of such termination,
(i) you will receive a lump sum payment equal to one month's base salary, plus a pro rata bonus for the year of termination, less any applicable withholding,
(ii) any remaining Company Options will vest and be exercisable in accordance with the terms of the Company's 1998 Stock Option Plan, (iii) any existing Tax Loans will immediately be forgiven, but no new Tax Loan will be made based on such forgiveness, (iv) any unvested Core Awards and unvested Special Awards will immediately be cancelled and forfeited, and (v) except as otherwise provided by applicable law or the terms of applicable benefit plans, you will not receive any other compensation or benefits from the Company or Metropolitan (other than any accrued but unpaid Base Salary and any awarded but unpaid Cash Bonus) after the date of such termination.

                  - WITHOUT CAUSE OR FOR GOOD REASON. If you terminate your employment for Good Reason or the Company or Metropolitan terminates your employment for any reason other than Cause or Disability, then, as of the date of such termination, (i) you will receive a cash lump sum payment equal to the Cash Payment Amount (as defined below), less any applicable withholding, (ii) any remaining Company Options will immediately become vested and exercisable and remain exercisable until the first anniversary of such termination, (iii) any Tax Loans will immediately be forgiven, (iv) any unvested Core Awards and any unvested Special Awards will immediately be cancelled and forfeited, (v) your coverage under the Company's group health, life insurance and disability plans will continue (subject to your continued timely payment of any regular employee contributions) until the earlier of (A) the first anniversary of such termination or (B) the date on which you become eligible for substantially similar replacement coverage from a subsequent employer, (vi) you will receive a gross-up payment for


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(A) any excise taxes imposed on you under Sections 280G and 4999 of the Internal
Revenue Code relating to any of the payments and benefits provided under this sentence and (B) any income taxes and additional excise taxes on such gross-up payment, with the amount of such gross-up payment to be determined by a nationally recognized accountant mutually acceptable to the parties and paid for by the Company, and (vii) except as otherwise provided by applicable law or the terms of applicable benefit plans, you will not receive any other compensation or benefits from the Company or Metropolitan (other than any accrued but unpaid Base Salary and any awarded but unpaid Cash Bonus) after the date of such termination. For the purposes of this Agreement, the term "Cash Payment Amount" shall mean $2,500,000 if your termination without Cause or resignation for Good Reason is on or prior to December 31, 2003 or $2,000,000 if such termination or resignation is after such date.

                  - AFTER CHANGE OF CONTROL. If after a Change of Control you offer and are willing to continue in your employment solely for the same cash compensation (Base Salary and Cash Bonus) set forth herein for at least one year after the closing of the event of such Change of Control, then the following will apply:

                  (i) if the Company (or its successor) elects to continue your employment for such cash compensation, then, in addition to the payments of your Base Salary and Cash Bonus in accordance with this Agreement and any other compensation that you and the Company (or its successor) may mutually agree, unless within one year after a Change of Control you resign for any reason or the Company (or its successor) terminates your employment for any reason (A) you will receive at the end of such one year period a cash lump sum payment equal to $2 million, plus any accrued and unpaid Base Salary plus any awarded but unpaid Cash Bonus, less any applicable withholding; and (B) any Tax Loans outstanding at the end of such year shall be forgiven at the end of such year; and (C) any remaining Company Options will vest and be exercisable in accordance with the terms of the Company's 1998 Stock Option Plan.

                  (ii) notwithstanding clause (i), if the Company (or its successor) elects to continue your employment for such cash compensation and terminates your employment within such year without Cause or during such year you resign for a Post Acquisition Reason, then (A) you will receive on or promptly after the date of such termination or resignation (but not later than thirty days) a cash lump sum payment equal to $2 million, plus any accrued and unpaid Base Salary plus any awarded but unpaid Cash Bonus, less any applicable withholding; and (B) any Tax Loans outstanding as of the date of such termination or resignation shall be forgiven on such date; and (C) any remaining Company Options will vest and be exercisable in accordance with the terms of the Company's 1998 Stock Option Plan.

                  (iii) if the Company (or its successor) elects to not continue your employment, then (A) promptly after such Change of Control (but not later than thirty days) you will receive a cash lump sum payment equal to $2 million, plus any accrued and unpaid Base Salary plus any awarded but unpaid Cash Bonus, less any applicable withholding; and (B) any Tax Loans outstanding as of the date of such Change of Control shall be forgiven as of date of your separation with the Company; and
         (C) any remaining Company


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         Options will vest and be exercisable in accordance with the terms of the Company's 1998 Stock Option Plan.

                  After a Change of Control you will not receive any additional vesting under the LTIP and all unvested Core Awards and unvested Special Awards will be cancelled and forfeited as of the date of such Change of Control.

                  Your receipt of any compensation and benefits upon the termination of your employment hereunder (or the termination of the one year period after a Change of Control, if applicable) is expressly conditioned upon your timely execution of and agreement to be bound by a waiver and general release any and all claims (other than claims for the compensation and benefits payable under the four preceding paragraphs and other than any claims that do arise from your employment hereunder, for example, any personal injury or workers' compensation claims, to the extent that such claims are made known by you to the Company in writing prior to your termination) arising out of or relating to your employment and termination of employment. Such waiver and release must be made in a form reasonably satisfactory to the Company and Metropolitan, and shall run to the Company, Metropolitan, each of their affiliates, and all of their respective officers, directors, employees, agents, successors and assigns.

                  CONFIDENTIALITY, NON-SOLICITATION AND NON-COMPETITION. During the period of your employment and thereafter, you will not disclose any confidential information or trade secrets of the Company, Metropolitan and their respective affiliates (the "Company Group") without the prior written consent of the Company. In addition, upon or as soon as possible following, the termination of your employment, you will return any and all property and embodiments of information of the Company Group in your possession or subject to your control.

                  During the Restrictive Period (as defined below), you will not, without the prior written consent of the Board of Directors of the Company and of Metropolitan, directly or indirectly (A) engage, participate or assist, as an owner, partner, employee, consultant, director, officer, trustee or agent, in any business that engages or attempts to engage in, directly or indirectly, the acquisition, development, construction, operation, management or leasing of any industrial or office real estate property anywhere in New York, New Jersey or Connecticut, provided that the foregoing shall not prohibit your ownership of less than 5% of any class of publicly traded securities issued by any such business, or (B) intentionally interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between any of the Company Group and any customer, tenant, supplier, contractor, lender, employee or governmental agency or authority. For the purposes of this Agreement the term "Restrictive Period" shall mean the period of your employment and an additional six (6) months if (i) the Company or Metropolitan terminates your employment for Cause; (ii) you resign for any reason other than (A) your bonus for fiscal year 2002 is less than 100% of your base salary for such year and your resignation is tendered prior to March 31, 2003, (B) Good Reason, (C) a Post Acquisition Reason, or (D) an Unacceptable Bonus Payment.

                  During the period of your employment and for a period of one year thereafter, you will not, without the prior written consent of the Board of Directors of the Company and of Metropolitan, directly or indirectly solicit, hire or retain any employee or consultant of any of the


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Company Group or persuade or entice any such employee or consultant to terminate or lessen the extent of his, her or its relationship with any of the Company Group.

                  ATTORNEYS' FEES TO NEGOTIATE AND ENFORCE. As soon as practicable after the Effective Date, the Company will pay or reimburse the attorneys' fees and costs not in excess of $7,500 incurred by you in connection with the negotiation and preparation of this letter. In addition, if you prevail in any action, suit or other dispute regarding the enforcement of the terms of this letter, the Company will promptly pay or reimburse all reasonable attorneys' fees and costs incurred by you in connection with such action, suit or dispute.

                  REPRESENTATIONS AND ADJUSTMENT OF EQUITY-BASED COMPENSATION. The Company and Metropolitan each represents and warrants that it is fully authorized and empowered to enter into this Agreement and that the performance of its obligations under this Agreement will not violate any agreement between it and any other person, firm or organization.

                  You represent and warrant that no agreement exists between you and any other person, firm or organization that would be violated by the performance of you obligations under this Agreement.

                  DEFINITIONS. For purposes of this Agreement:

                  a. "Cause" means a finding by two-thirds of the Board of Directors of the Company that you (i) engaged in willful and knowing misconduct that was economically harmful to the Company or Metropolitan, (ii) willfully failed to perform any lawfully assigned duties (other than as a result of Disability) and did not correct such failure within 10 days of notice from the Company or Metropolitan, as applicable, (iii) have been convicted of any felony or other illegal act that was economically harmful to the Company or Metropolitan, (iv) willfully committed any material violation of any material policy of the Company or Metropolitan that was economically harmful to the Company or Metropolitan, or (v) willfully or knowingly made a false or materially misleading representation in the preceding paragraph of this Agreement or willfully or knowingly failed to give any notice required thereunder, provided, however, that a finding of Cause will not become effective unless and until such Board of Directors gives you reasonable written notice that it is considering making such finding and a reasonable opportunity to be heard by the full Board of Directors.

                  b. A "Change in Control" will be deemed to have occurred with respect to Metropolitan on any date after the Effective Date on which neither the Company nor any of its subsidiaries or affiliates is the controlling general partner, managing member or equivalent thereof of Metropolitan. A "Change in Control" will be deemed to have occurred with respect to the Company after the Effective Date if:

                  (i) any Person, together with all "affiliates" and "associates" (as such terms are defined in Rule 12b-2 under the Securities Exchange Act of 1934 (the "Exchange Act")) of such Person, shall become the "beneficial owner" (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of


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                        either (A) the combined voting power of the Company's
                        then outstanding securities having the right to vote in an election of the Company's Board of Directors ("Voting Securities") or (B) the then outstanding shares of all classes of stock of the Company (in either such case other than as a result of the acquisition of securities directly from the Company), unless within one month after the closing of such transaction (A) the Incumbent Directors (as defined below) of the Company immediately prior to such transaction or any of them represent a majority of the directors (or individuals with similar capacity) of the Company or such Person or (B) the Executive Officers of the Company immediately prior to such transaction or any of them continue to hold a majority of the offices of the Company or such Person which are similar to the Executive Officer positions of the Company and such Executive Officers continue in such capacity in accordance with a binding employment agreement with an initial stated term of not less than two years; or

                  (ii) individuals who, as of the Effective Date, constitute the Company's Board of Directors (the "Incumbent Directors") cease for any reason, including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Company's Board of Directors (or board or similar governing body of any successor of the Company), provided that any person becoming a director of the Company (or such successor) subsequent to the Effective Date whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors shall, for purposes of this Agreement, be considered an Incumbent Director; or

                  (iii) the closing of

                        (1) any consolidation or merger of the Company where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, shares representing in the aggregate at least 50% of the voting shares of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any) unless within one month after the closing of such consolidation or merger (A) the Incumbent Directors of the Company immediately prior to such consolidation or merger or any of them represent a majority of the directors (or individuals with similar capacity) of such corporation issuing cash or securities in such consolidation or merger, or (B) the Executive Officers of the Company immediately prior to consolidation or merger or any of them continue to hold a majority of the offices of such corporation issuing cash or securities in such consolidation or merger which are similar to the Executive Officer positions of the Company and such Executive Officers continue in such capacity in accordance with a binding employment agreement with an initial stated term of not less than two years;


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                        (2) any sale, lease, exchange or other transfer (in one
                        transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company; or

                        (3) any plan or proposal for the liquidation or dissolution of the Company.

                  Notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred for purposes of the foregoing clause (A) solely as the result of an acquisition of securities by the Company which, by reducing the number of shares of stock or other Voting Securities outstanding, increases (x) the proportionate number of shares of stock of the Company beneficially owned by any Person to 50% or more of the shares of stock then outstanding or (y) the proportionate voting power represented by the Voting Securities beneficially owned by any Person to 50% or more of the combined voting power of all then outstanding Voting Securities; provided, however, that if any Person referred to in clause (x) or (y) of this sentence shall thereafter become the beneficial owner of any additional stock of the Company or other Voting Securities (other than pursuant to a share split, stock dividend, or similar transaction), then a Change in Control may be deemed to have occurred for purposes of the foregoing clause (A).

                  c. "Disability" means a disability as determined under the Company's long-term disability plan or program in effect at the time the disability first occurs, or if no such plan or program exists at the time of disability, then a "disability" as defined under Section 22(e)(3) of the Internal Revenue Code.

                  d. "Good Reason" means that, without your prior consent, one of the following events or conditions has occurred and has not been corrected to your reasonable satisfaction within 10 days of written notice by you to the Company and Metropolitan (i) the principal place of performance of your duties hereunder is relocated outside of Manhattan, New York, (ii) your duties and responsibilities hereunder are materially reduced, (iii) you are not paid any amount, or provided any material benefit, when due hereunder, (iv) the Company or Metropolitan materially breaches any of the terms of this Agreement, or
         (v) the Company or Metropolitan, as applicable, fails to cause any successor to, or assignee or transferee of, all or substantially all of its assets to assume its liabilities, obligations and duties hereunder.

                  e. "Post Acquisition Reason" means that, without your prior consent and after a Change of Control, (i) the principal place of performance of your duties hereunder is relocated more than 20 miles outside of Manhattan, New York, (ii) your duties and responsibilities hereunder are materially reduced other than to the extent reasonable to facilitate a transition, (iii) your title is modified to a title that is not equivalent or senior to a "senior vice president" title in a corporation (or comparable title for any other entity), (iv) you are not paid any amount, or provided any material benefit, when due hereunder, or (v) the Company or Metropolitan materially breaches any of the terms of this Agreement applicable after a Change of Control, and, in each case, such event or condition is not corrected to your reasonable satisfaction within 10 days of written notice by you to the Company and Metropolitan. Notwithstanding the foregoing, Post


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         Acquisition Reason shall not be deemed to exist merely by reason of you not retaining the title Managing Director of Metropolitan or any successor.

                  f. "Unacceptable Bonus Payment" means that, without your prior consent, your Cash Bonus during any year is less than $350,000 and you resign your position within one year after notice of such bonus amount.

                  NOTICES. Any notice required or permitted hereunder shall be in writing and shall be deemed sufficient when given by hand, by nationally recognized overnight courier or by express, registered or certified mail, postage prepaid, return receipt requested, and addressed to (i) the Company or Metropolitan at 225 Broadhollow Road, Melville, New York 11747, attention: Jason Barnett, Esq., General Counsel; or (ii) you at the address indicated above with a copy to Irwin Levy, Esq., Levy & Pellegrino, LLP, 950 Third Avenue, 17th Floor, New York, New York 10022 or, in either case, to such other address as may be provided by notice.

                  AMENDMENT OR WAIVER. No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by each of the parties. No waiver by any party of any breach by another party of any condition or provision contained in this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by each of the parties.

                  SEVERABILITY. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

                  EXCLUSIVE JURISDICTION. All actions and proceedings arising out of, or relating to, this Agreement shall be heard and determined in any state or federal court sitting in the County of New York of the State of New York. Each of the undersigned, by execution and delivery of this Agreement, (i) expressly and irrevocably consent and submit to the personal jurisdiction of any of such courts in any such action or proceeding; (ii) consent to the service of any complaint, summons, notice or other process relating to any such action or proceeding by delivery thereof to such party by hand or by certified mail, delivered or addressed as provided for the delivery of notices pursuant to this Agreement; and (iii) waive any claim or defense in any such action or proceeding based on any alleged lack of personal jurisdiction, improper venue or forum non conveniens or any similar basis.

                  MISCELLANEOUS. This Agreement (i) constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes any and all prior agreements or understandings, (ii) may be executed in two or more counterparts, (iii) may not be assigned by you without the prior written consent of the Company and Metropolitan, and (iv) may be assigned by the Company or Metropolitan to, and shall be binding upon and inure to the benefit of, any assignee of or successor to, the business of the Company or Metropolitan, as applicable. Headings herein are for convenience of reference only and shall not define, limit or interpret the contents hereof.


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                  We look forward to working with you. Please acknowledge your understanding of and agreement with the terms of this letter by signing a copy of the letter and returning it to the undersigned as soon as possible.


Reckson Associates Realty Corp.                   Metropolitan Partners LLC


By: /s/ Scott Rechler                             By: /s/ Scott Rechler
    ------------------------------                    --------------------------
    Name:                                             Name:
    Title:                                            Title:


  Acknowledged and Agreed this

  20 day of November 2002:

/s/ Philip M. Waterman III
-----------------------------
Philip M. Waterman III


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